CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We  consent  to the  references  to  our  firm  under  the  captions  "Financial
Highlights" for Stein Roe High-Yield Municipals Fund (one of the series comprising Liberty-Stein Roe Funds Municipal Trust, formerly, Stein Roe Municipal Trust) in the Liberty High Income Municipals Fund Class A Prospectus and "Independent Auditors" in the Liberty-Stein Roe Funds Municipal Trust Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 29 to the Registration Statement (Form N-1A, No. 2-99356) of our report dated August 11, 1999 on the financial statements and financial highlights of Stein Roe High-Yield Municipals Fund and SR&F High Yield Municipals Portfolio (one of the series comprising SR&F Base Trust) included in the Stein Roe Mutual Funds Annual Report dated June 30, 1999.



                                                              ERNST & YOUNG LLP

Boston, Massachusetts
July 26, 2000